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EXHIBIT 10.30

               EXECUTIVE EMPLOYMENT AGREEMENT (PRINTED: 10/23/91)

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of November 1, 1991 by and between Mr. Martinn H. Mandles ("Mr. Mandles") and American Building Maintenance Industries, Inc. ("ABMI") for itself and on behalf of its subsidiary corporations as applicable herein.

WHEREAS, ABMI is engaged in the building maintenance and related service businesses, and

WHEREAS, ABMI has invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and

WHEREAS, Mr. Mandles has been and desires to remain employed by ABMI, and to utilize such proprietary trade secrets, other confidential business information and goodwill, and

WHEREAS, ABMI has disclosed or will disclose to Mr. Mandles such proprietary trade secrets and other confidential business information which Mr. Mandles will utilize in the performance of this Agreement;

NOW THEREFORE, Mr. Mandles and ABMI agree as follows:

A. EMPLOYMENT: ABMI hereby agrees to employ Mr. Mandles, and Mr. Mandles hereby accepts such employment, on the terms and conditions set forth in this Agreement.

B. TITLE: Mr. Mandles' title shall be Executive Vice President and Chief Administrative Officer of ABMI. All Administrative Departments of ABMI shall report directly to Mr. Mandles.

C. DUTIES & RESPONSIBILITIES: Mr. Mandles shall be expected to assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Chairman of the Board of ABMI, to whom Mr. Mandles shall report and be accountable.

D. PRINCIPAL OFFICE: During the Initial Term, and Extended Term if any, of this Agreement, Mr. Mandles shall be based at an ABMI office located in the County of Los Angeles ("County of Employment"), California ("State of Employment").

E. TERM OF AGREEMENT: Employment hereunder shall commence on 11/1/91 for an initial term of two (2) years ("Initial Term"), unless sooner terminated pursuant to Paragraph O hereof, or later extended pursuant to Paragraph N hereof ("Extended Term").

F. COMPENSATION: ABMI agrees to compensate Mr. Mandles, and Mr. Mandles agrees to accept as compensation in full, for Mr. Mandles' assumption and performance of duties and responsibilities pursuant to this Agreement:

     1. SALARY: A base salary paid in equal installments no less frequently than semi-monthly at the annual rate set forth in Paragraph XI hereof.

     2. BONUS: A bonus or other incentive or contingent compensation, if any, pursuant to Paragraph X2 hereof.


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 1 of 9

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     3.   FRINGE BENEFITS: The then current fringe benefits generally provided by ABMI to all of its executives. Such benefits may include but not be limited to the use of an ABMI-leased car or car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave, vacation, and a service award plan. Each of these fringe benefits is subject to the applicable ABMI policy at all times. ABMI reserves the right to add, increase, reduce or eliminate any fringe benefit at any time.

G. PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES: ABMI shall pay directly or reimburse Mr. Mandles for reasonable business expenses of ABMI incurred by Mr. Mandles in connection with ABMI business, and approved in writing by the person with the title set forth in Paragraph C hereof, upon presentation to that person by Mr. Mandles within sixty (60) days after incurring such expense of an itemized request for payment including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in excess of Twenty-Five Dollars ($25) each.

H. BUSINESS CONDUCT: Mr. Mandles agrees to comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, procedures and instructions of ABMI, including but not limited to the following:

     1. GOOD FAITH: Mr. Mandles shall not act in any way contrary to the best interest of ABMI.

     2. BEST EFFORTS: During all full-time employment hereunder, Mr. Mandles shall devote full working time and attention to ABMI, and shall not at any time be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of ABMI.

     3. VERACITY: Mr. Mandles shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of ABMI that are unauthorized by ABMI or are in any way untrue.

     4. DRIVER'S LICENSE: Mr. Mandles shall have and carry a valid driver's license issued by the State of Employment hereunder whenever Mr. Mandles is driving any motor vehicle in connection with ABMI business. Mr. Mandles agrees to immediately notify ABMI in writing if Mr. Mandles's driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

I. NO CONFLICT: Mr. Mandles represents to ABMI that Mr. Mandles is not bound by any contract with a previous employer or with any other business that might prevent Mr. Mandles from entering into this Agreement or disclosing information about any previous employer or any other business to ABMI, or might otherwise interfere with Mr. Mandles' employment hereunder.

J. COMPANY PROPERTY: ABMI shall from time to time entrust to the care, custody and control of Mr. Mandles certain of ABMI's property, such as motor vehicles, equipment, supplies and documents. Such documents may include but shall not be limited to customer lists, financial statements, cost data, price lists, invoices, forms, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from ABMI documents, and documents compiled or prepared by Mr. Mandles for Mr. Mandles' use in connection with ABMI business. Mr. Mandles specifically acknowledges that all such documents are the property of ABMI, notwithstanding their preparation, care, custody, control or possession by Mr. Mandles at any time(s) whatsoever.

K. GOODWILL & PROPRIETARY INFORMATION: In connection with Mr. Mandles' employment hereunder:


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 2 of 9


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     1.   Mr. Mandles agrees to utilize and further ABMI's goodwill ("Goodwill")
          among its customers, sales prospects and employees, and agrees that ABMI may disclose to Mr. Mandles and Mr. Mandles may disclose to ABMI proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including but not limited to specific customer data such as: (a) the identity of ABMI's customers and sales prospects, (b) the nature, extent, frequency, methodology, cost, price and profit associated with their services and products purchased from ABMI, (c) any particular needs or preferences regarding their service or supply requirements, (d) the names, office hours, telephone numbers and street addresses of their purchasing agents or other buyers, (e) their billing procedures, (f) their credit limits and payment practices, and (g) their organization structure.

     2. Mr. Mandles agrees that such Proprietary Information and Goodwill have unique value to ABMI, are not generally known or readily available to ABMI's competitors, and could only be developed by others after investing significant time and money. ABMI would not make such Proprietary Information and Goodwill available to Mr. Mandles unless ABMI is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Mr. Mandles. Mr. Mandles hereby acknowledges that to use this Proprietary Information and Goodwill except for the benefit of ABMI would be improper and unfair to ABMI.

L. RESTRICTIVE COVENANTS: In recognition of Paragraph K hereof, Mr. Mandles hereby agrees that during the Initial Term and the Extended Term, if any, of this Agreement, and thereafter for as long as it shall be enforceable:

     1. Except in the proper performance of this Agreement, Mr. Mandles shall not directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with ABMI.

     2. Except in the proper performance of this Agreement, Mr. Mandles shall not directly or indirectly disclose or deliver to any other person or business any Proprietary Information obtained directly or indirectly by Mr. Mandles from or for ABMI.

     3. Mr. Mandles shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of ABMI through the direct or indirect use of any Proprietary Information of ABMI, or by any other unfair or unlawful conduct.

     4. Mr. Mandles agrees that for a reasonable time after the termination of this Agreement, which Mr. Mandles and ABMI hereby agree to be two (2) years, that Mr. Mandles shall not directly or indirectly for Mr. Mandles or for any other person or business, seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of ABMI with whom Mr. Mandles had direct business involvement on behalf of ABMI within the one (1) year prior to termination of this Agreement.

M. MODIFICATION OF EMPLOYMENT. At any time during the Initial Term of this Agreement, a majority of the Board of Directors of ABMI shall have the absolute right, with or without cause and without terminating this Agreement or Mr. Mandles' employment hereunder, to modify the nature of Mr. Mandles' employment for the remainder of the Initial Term from that of a full-time employee to that of a part-time employee ("Modification Period"). The Modification Period shall commence immediately upon ABMI giving Mr. Mandles written notice of such change.

     1. Upon commencement of the Modification Period: (a) Mr. Mandles shall immediately resign from full-time employment hereunder, and from any corporate offices and directorships then held, (b) Mr. Mandles shall promptly return all ABMI property in Mr. Mandles' possession to ABMI, including but not limited to any motor vehicles, equipment, supplies and documents set


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 3 of 9

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          forth in Paragraph J hereof, and (c) ABMI shall pay Mr. Mandles all previously earned and vested but as yet unpaid, salary, bonus or other contingent compensation, reimbursement of business expenses, and fringe benefits.

     2. During the Modification Period: (a) ABMI shall continue to pay Mr. Mandles' monthly salary pursuant to Paragraph Fl hereof, with the understanding and agreement that such monthly salary shall constitute the full extent of ABMI's obligation to compensate Mr. Mandles, (b) Mr. Mandles shall not be eligible or entitled to receive or participate in any bonus or fringe benefits, (c) Mr. Mandles may exercise rights under COBRA to obtain medical insurance coverage as may be available to Mr. Mandles, (d) Mr. Mandles shall be deemed a part-time employee and not a full-time employee of ABMI, (e) Mr. Mandles shall provide ABMI with such occasional executive or managerial services as reasonably requested by the person with the title set forth in Paragraph C hereof, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death as set forth in Paragraph 03 hereof, or unavailability because of absence from the State of Employment hereunder, shall not affect Mr. Mandles' right to receive such salary, and (f) ABMI shall pay directly or reimburse Mr. Mandles in accordance with the provisions of Paragraph G hereof for reasonable business expenses of ABMI incurred by Mr. Mandles in connection with such services requested by the person with the title set forth in Paragraph C hereof.

     3 The Modification Period shall continue until the earlier of: (a) Total Disability or death as set forth in Paragraph 03 hereof,
          (b) termination of this Agreement by ABMI for "just cause" as hereinafter defined, (c) Mr. Mandles accepting employment or receiving any other compensation from operating, assisting or otherwise being involved, invested or associated with any business that is similar to or competitive with any business in which ABMI is engaged on the commencement date of the Modification Period, or (d) expiration of the Initial Term of this Agreement.

N. EXTENSION OF EMPLOYMENT. Immediately upon expiration of the Initial Term and absent reasonable notice to the contrary from either party to the other party, employment hereunder shall continue for an Extended Term on an "at will" basis, by which Mr. Mandles and ABMI mean that all terms and conditions applicable at the conclusion of the final year of the Initial Term of this Agreement shall remain in full force and effect, except that either of them has the right to terminate this Agreement for any reason whatsoever, or for no reason at all, at any time after giving thirty (30) days prior written notice to the other party. ABMI has the option, without terminating this Agreement or Mr. Mandles's employment hereunder, of placing Mr. Mandles on a leave of absence at the full compensation set forth in Paragraph F hereof for any or all of such thirty (30) day period in lieu of such notice.

O.   TERMINATION OF EMPLOYMENT:

     1. At any time during the Initial Term, or during the Extended Term if any, of this Agreement, ABMI shall have the right to terminate Mr. Mandles' employment hereunder subject only to a good faith determination by a majority of the Board of Directors of ABMI of "just cause." "Just cause" includes but is not limited to any theft or other dishonesty, or any material: (a) neglect of full-time or part-time employment duties, as applicable, (b) inability or unwillingness to perform full-time or part-time employment duties, as applicable,
          (c) insubordination, (d) abuse of alcohol or other drugs, (e) breach of this Agreement, (f) other misconduct, unethical or unlawful activity, or (g) other conduct that is harmful to ABMI.

     2. With or without cause, Mr. Mandles may terminate employment hereunder after giving thirty (30) days prior written notice to ABMI.


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 4 of 9

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     3.   Employment hereunder shall automatically terminate upon the total disability ("Total Disability") or death of Mr. Mandles. Total Disability shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that Mr. Mandles is unable to perform the duties set forth in Paragraph C hereof because of any physical or mental illness or disability. ABMI shall pay to Mr. Mandles or his estate, as applicable, all prorated salary, bonus or other contingent compensation, reimbursement of business expenses, and fringe benefits which would have otherwise been payable to Mr. Mandles under this Agreement through the end of the month in which Total Disability or death occurs.

     4. Upon termination of employment hereunder, Mr. Mandles shall immediately resign from full-time employment hereunder, and from any ABMI offices and directorships then held. Mr. Mandles shall promptly return all ABMI property in Mr. Mandles' possession to ABMI, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph J hereof. ABMI shall pay Mr. Mandles all previously earned and vested but as yet unpaid, salary, bonus or other contingent compensation, reimbursement of business expenses, and fringe benefits.

     5. Nothing contained in this Agreement shall entitle Mr. Mandles to receive a bonus or other incentive or contingent compensation from ABMI based on any sales or profits made by ABMI after termination of full-time employment hereunder.

P. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment hereunder.

Q.   ARBITRATION CLAUSE:

     1. Except for the interpretation and enforcement of Paragraph L hereof (which, at ABMI's option, shall be subject to litigation in any court having proper jurisdiction), any claim or dispute related to or arising from this Agreement (whether based in contract or tort, in law or equity) including but not limited to claims or disputes between Mr. Mandles and ABMI or its directors, officers, employees and agents regarding Mr. Mandles' employment or termination of employment hereunder, or any other business of ABMI, shall be resolved by mandatory, final and binding arbitration in accordance with the rules of the American Arbitration Association; provided, however, that no party shall be entitled to an award of general or punitive damages hereunder.

     2. Any such arbitration must be requested in writing within one (1) year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the Area of Employment. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

R.   REMEDIES & DAMAGES:

     1. The parties agree that, in the event of a material breach or threatened breach of Paragraph L hereof, the damage or imminent damage to the value of ABMI's business shall be inestimable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that ABMI shall be entitled to the immediate issuance of a restraining order or an injunction against Mr. Mandles in the event of such breach or threatened breach, in addition to any other relief available to ABMI pursuant to this Agreement or under law.


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 5 of 9

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     2.   Mr. Mandles agrees that the actual amount of damages resulting from any breach of any of the provisions of Paragraph L hereof would be impractical or impossible to ascertain. It is therefore agreed that the damages resulting from any such breach which involves any customer of ABMI shall be liquidated damages, not a penalty, in an amount equal to six (6) times the average monthly revenue which was payable by that customer to ABMI during the six (6) months immediately preceding the breach. This provision for liquidated damages is in addition to any other relief available to ABMI pursuant to this Agreement or under law.

     3. To the full extent permitted under the laws of the State of Employment hereunder, Mr. Mandles authorizes ABMI to deduct from Mr. Mandles' compensation and from any other funds held for Mr. Mandles' benefit by ABMI, any damages or losses sustained by ABMI as a result of any breach or other violation of this Agreement by Mr. Mandles.

S. NO WAIVER: Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

T. SEVERABILITY: The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator's or court's ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than to consider such provision void.

U. SURVIVAL: All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the Restrictive Covenants and Arbitration Clause herein, shall remain in full force and effect after the termination of this Agreement.

V. CONSTRUCTION: This Agreement was negotiated in good faith by the parties hereto, who hereby agree to share the responsibility for any ambiguities, uncertainties or inconsistencies herein. Paragraph headings are used herein only for ease of reference, and shall not in any way affect the interpretation or enforcement of this Agreement.

W.   NOTICES:

     1. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

               Mr. Mandles:   Mr. Martinn H. Mandles
                              4626 Maytime Lane
                              Culver City, California 90230

               ABMI:          American Building Maintenance Industries, Inc.
                              50 Fremont Street, 26th Floor
                              San Francisco, California 94105
                              Attention: Chairman of the Board


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 6 of 9

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                              with a copy to:

                              American Building Maintenance Industries, Inc. 50 Fremont Street, 26th Floor
                              San Francisco, California 94105
                              Attention: General Counsel

     2. Any such notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

X.   SPECIAL PROVISIONS:

     1.   SALARY:

          (a) Two Hundred Thousand Dollars ($200,000) per year from 11/1/91 through 1O/31/92.

          (b) Two Hundred Ten Thousand Dollars ($210,000) per year from 11/l/92 through 10/31/93.

     2. BONUS: Subject to proration in the event of modification or termination of employment hereunder, Mr. Mandles shall be paid a bonus based on the profit ("Profit") for each fiscal year, or partial fiscal year, of employment hereunder commencing November lst and ending October 3lst ("Fiscal Year") during the Initial Term, and during the Extended Term if any, of this Agreement.

          (a) Profit is defined as the consolidated income before income taxes of ABMI, excluding: (1) gains or losses on sales or exchanges of real property, (2) gains or losses on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of ABMI, (3) gains or losses on the discontinuation of any business unit of ABMI, (4) the prior year portion of any mid-year insurance credits or surcharges, (5) the prior year portion of any year-end audit adjustments, and (6) the discretionary portion of any contributions made to profit sharing or service award plans.

          (b) Such bonus for each year shall be the sum of (1) one percent of (1.0% of, or 0.01 times) the amount of any increase in Profit over the previous Fiscal Year's Profit, plus (2) one-tenth of one percent of (0.10% of, or 0.001 times) any current Fiscal Year's Profit.

          (c) Subject to proration in the event of modification or termination of employment hereunder, Mr. Mandles' maximum bonus for each year shall be fifty percent of (50% of, or 0.5 times) his Salary for that year as set forth in Paragraph Fl herein.

          (d) Mr. Mandles shall have the right to obtain an advance against such bonus at the end of each quarter of each Fiscal Year in an amount equal to seventy-five percent of (75% of, or 0.75 times) the projected amount of such bonus based on the Profit at that time.

          (e) The independent public accounting firm for ABMI shall determine the Profit and bonus for each Fiscal Year. ABMI shall pay Mr. Mandles the bonus for the Fiscal Year (or the balance thereof after any advances) when such accounting firm shall have made such determination. The bonus for any partial Fiscal Year shall be prorated for the fraction of the Fiscal Year for which such bonus is payable. Absent bad faith or material error, the conclusions of such accounting firm with respect to the amounts of the Profits and bonuses shall be conclusive upon Mr. Mandles and ABMI.


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 7 of 9

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     3.   MEMBERSHIPS: During all full-time employment hereunder and in addition to the compensation set forth in Paragraph F hereof, ABMI shall pay directly or reimburse Mr. Mandles for any applicable initiation fees, special assessments and regular dues for The Marina City Club or an equivalent. If Mr. Mandles' employment with ABMI terminates while
          Mr. Mandles is a member of such club(s), Mr. Mandles shall have the option of retaining such memberships by reimbursing ABMI only for such initiation fees and special assessments that were paid directly or reimbursed by ABMI. If any such memberships for which ABMI paid or reimbursed the initiation fees and special assessments are sold or transferred while Mr. Mandles is employed by ABMI, the full amount of the proceeds from any such sale or transfer shall be paid to ABMI.

     4. CONSULTANCY: Upon Mr. Mandles' retirement from full-time employment with ABMI, but commencing no earlier than Mr. Mandles sixty-fifth
          (65th) birthday or his Total Disability as set forth in Paragraph 03 hereof, ABMI shall pay to Mr. Mandles consulting fees ("Consulting Fees") in equal monthly installments of Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($833.33) for a period of ten (10) years ("Consultancy").

          (a) During the Consultancy: (1) Mr. Mandles shall provide ABMI with such occasional executive or managerial services as reasonably requested by the person with the title set forth in Paragraph C hereof, except that failure to render such services by reason of death or disability, or unavailability because of absence from the County of Employment, shall not affect Mr. Mandles' right to receive such Consulting Fees, (2) ABMI shall pay directly or reimburse Mr. Mandles for reasonable business expenses of ABMI incurred by Mr. Mandles in connection with such services requested by the person with the title set forth in Paragraph C hereof, upon presentation to that person by Mr. Mandles within sixty (60) days after incurring such expense of an itemized request for payment including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in excess of Twenty-Five Dollars ($25) each, (3) ABMI shall pay Mr. Mandles' Consulting Fees pursuant to this Paragraph X4, with the understanding and agreement that such Consulting Fees shall constitute the full extent of ABMI's obligation to compensate Mr. Mandles for such consulting services except as otherwise specifically provided in Paragraphs X4 herein, (4) Mr. Mandles shall not be eligible or entitled to receive or participate in any other ABMI fringe benefits, and
               (5) Mr. Mandles shall be deemed an independent contractor and not an employee of ABMI.

          (b) If Mr. Mandles dies during the Initial Term, or during the Extended Term if any, of this Agreement, or during the Consultancy before payment in full to him of such Consulting Fees, all unpaid Consulting Fees shall be paid monthly to Mr. Mandles' estate commencing with the month after death occurs.

     5. SCOPE OF CERTAIN PROVISIONS: All references to ABMI in Paragraphs D, H, I, J, K, L, M1, M2, 01, 04, 05, Q, R, X2 and Y in this Agreement shall include ABMI and its subsidiary corporations.

Y. ENTIRE AGREEMENT: Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement between Mr. Mandles and ABMI, and may only be changed by a written amendment signed by both Mr. Mandles and ABMI.

     1. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.



     INITIALS: Mr. Mandles /s/      ABMI                            PAGE: 8 of 9


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     2.   It is specifically understood and agreed that this Agreement supersedes all previous oral and written contracts and understandings (including but not limited to any previous employment agreements) between Mr. Mandles and ABMI prior to the date hereof, as well as all provisions of ABMI's Personnel Policy and Procedures Manual including but not limited to the termination, discipline and discharge provisions contained therein. Said Manual is not an Agreement between Mr. Mandles and ABMI, nor shall it be binding on either party. The purpose and intent of said Manual are only to suggest guidelines for ABMI managers to apply as they see fit on a case-by-case basis.

Z. FULL KNOWLEDGE AND UNDERSTANDING: Mr. Mandles and ABMI hereby acknowledge that they have carefully read and fully understand all terms and conditions of this Agreement, and that they are voluntarily entering into this Agreement with full knowledge of the benefits and burdens, and the risks and rewards, contained herein.

IN WITNESS WHEREOF, Mr. Mandles and ABMI have executed this Agreement as of the date set forth above:

     Mr. Mandles:   Signature: /s/ M Mandles                  Date: 10/25/91
                               ----------------------------         -----------

     ABMI:          By:        /s/ Sydney J. Rosenbeg         Date: 10/25/91
                               ----------------------------         -----------

                    Signature: /s/ Sydney J. Rosenbeg
                               ----------------------------
                    Title:     Chairman of the Board
                               ----------------------------


     INITIALS: Mr. Mandles /s/      ABMI /s/                        PAGE: 8 of 9

EXHIBIT 10.30   Continued

November 1, 1993


Mr. Martinn H. Mandles
American Building Maintenance Industries, Inc.
9831 West Pico Boulevard
Los Angeles   CA   90035

     RE:  AMENDMENT OF EMPLOYMENT AGREEMENT


Dear Martinn:

This letter of amendment ("Letter") is being sent as a follow up to the letter sent to you by Sydney J. Rosenberg wherein you were given formal notice that your Corporate Executive Employment Agreement dated as of November 1, 1991 ("Agreement") would not be automatically renewed.

As you are aware, Sydney's letter was sent to you upon the authority of ABM's Board of Directors and its Executive Compensation Committee, which is in the process, with the assistance of its compensation consultants, of re-evaluating the Company's program for compensating its senior corporate executives in light of: (1) changes which have been made in the manner in which public companies must report executive compensation to their stockholders and (2) increased emphasis being placed upon financial performance as a determining factor in setting executive compensation.

Because of the complexities of this examination, the Board of Directors has authorized the Company to extend your Agreement on the identical terms and conditions for the period of November 1, 1993 through October 31, 1994 at the annual salary in effect on October 31, 1993, as set forth in Paragraph X.1 of the Agreement plus an increase of five (5%) per cent. Your bonus for the fiscal year ending October 31, 1994 will be the same percentage as set forth in Paragraph X.2 of the Agreement.

All other items and conditions of your Agreement will remain unchanged with the following exceptions. Please note that these following changes were approved by the Board of Directors to be retroactive to November 1, 1991:

Mr. Martinn H. Mandles
November 1, 1993
Page Two


     (A) PARAGRAPHS X.2(b)(4) AND (6) SPECIAL PROVISIONS: BONUS: shall be rewritten to read as follows ( Note: Paragraphs X.2(a), (b) (1) (2)
          (3) and (5) remain unchanged:

          (4) THE PRIOR-YEAR PORTION OF ANY YEAR-END INSURANCE RESERVE ADJUSTMENTS,

          (6) THE DISCRETIONARY PORTION OF ANY COMPANY CONTRIBUTION MADE TO ANY PROFIT SHARING, SERVICE AWARD OR SIMILAR PLANS.

     (B) PARAGRAPH X.4 AND X.4(b) CONSULTANCY: shall be rewritten as follows (Note: Paragraph X.4(a) shall remain unchanged):

          CONSULTANCY: UPON EXECUTIVE'S RESIGNATION FROM EMPLOYMENT WITH COMPANY, COMPANY SHALL PAY TO EXECUTIVE NO EARLIER THAN EXECUTIVE'S SIXTY-FIFTH (65TH) BIRTHDAY, CONSULTING FEES ("CONSULTING FEES") IN EQUAL INSTALLMENTS OF ONE THOUSAND DOLLARS ($1,000.00) PER MONTH FOR A PERIOD OF TEN (10) YEARS ("CONSULTANCY").

          (b) IF EXECUTIVE DIES BEFORE RECEIVING ANY OR ALL PAYMENTS TO EXECUTIVE OF SUCH CONSULTING FEES, ALL UNPAID CONSULTING FEES SHALL BE PAID MONTHLY TO EXECUTIVE'S ESTATE COMMENCING WITH THE MONTH AFTER DEATH OR WITH THE MONTH IN WHICH EXECUTIVE WOULD HAVE REACHED EXECUTIVE'S SIXTY-FIFTH (65TH) BIRTHDAY, WHICHEVER IS LATER.

Please sign and date all three (3) originals of this Letter and return two (2) of them to me. If you have any questions, please do not hesitate to call.

Very truly yours,




William W. Steele

WWS/dar
Enclosures


I hereby agree to the foregoing amendments of the Agreement.



                                       Dated:                 , 1993
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

November 14, 1994


Mr. Martinn H. Mandles
ABM Industries Incorporated
50 Fremont Street
San Francisco  CA  94105


    RE:  SECOND AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


Dear Martinn :

As you are aware, your Corporate Executive Employment Agreement ("Agreement") in effect for the fiscal year ending October 31, 1994 did not automatically renew pending further action by the Company's Executive Compensation Committee ("Committee") and Board of Directors. On October 25, 1994 the Board of Directors accepted the recommendations of the Committee, and it is the purpose of this letter to amend that Agreement effective November 1, 1994 in accordance with the Committee's recommendations as follows:

The name of the Company as set forth in the first paragraph of the Agreement shall be amended to: ABM Industries Incorporated.

PARAGRAPH N. EXTENSION OF EMPLOYMENT shall be amended (except for its last sentence which shall remain unchanged) to read: "Absent at least ninety (90) days written notice of termination from either party to the other party prior to the expiration of the Initial Term or any Extended Term of the Agreement, employment hereunder shall continue for an Extended Term of two years ("Extended Term") by which Executive and Company mean that all terms and conditions of this Agreement during the Extended Term shall remain in full force and effect except that the highest base Salary specified in Paragraph X1 shall be increased annually as provided in Paragraph X.1(b) each year during the Extended Term.

PARAGRAPH X.1   SALARY shall be amended in its entirety to read:

    "(a) Two Hundred Twenty-Five Thousand Six Hundred One Dollars ($225,601.00) from 11/1/94 through 10/31/95.

    (b) Effective 11/1/95 through 10/31/96, and for each year of an Extended Term of this Agreement, if any, the Salary in Paragraph X.1(a) will be adjusted upward annually to reflect the percentage increase change in the American Compensation Association

Mr. Martinn H. Mandles
November 14, 1994
Page Two

              ("ACA") Index for the Western Region ("ACA Index") with a six per cent (6%) maximum increase. The adjustment, if any, shall be based upon the projected ACA Index as published for the ACA fiscal year ending on the June 30th immediately preceding the effective date of the proposed increase hereunder. Notwithstanding the foregoing, there shall be no annual increase in Salary for any such year unless the Company's earnings per share ("EPS") for the fiscal year of the Company (commencing November 1 and ending October 31) ("Fiscal Year") then ending are equal to or greater than the Company's EPS for the previous Fiscal Year of the Company. There shall be no downward adjustment in salary in the event the ACA Index shows a decrease from the prior Fiscal Year.

               For example: for the Company's Fiscal Year commencing November 1, 1995, there would be no Salary increase unless the Company's EPS for the Fiscal Year of the Company ending October 31, 1995 equaled or exceeded the Company's EPS for Fiscal Year of the Company ending October 31, 1994;

PARAGRAPH X.2 BONUS Subparagraphs (c) through (e) remain unchanged; Introduction, and sub-paragraphs (a), (b) and (f) shall be amended to read:
"Subject to the provisions of Paragraph X.2(f) and further subject to proration in the event of modification or termination of employment hereunder, Executive shall be paid a bonus ("Bonus") based on the profit ("Profit") for each Fiscal Year or partial Fiscal Year of the Company of employment hereunder during the Initial Term and during the Extended Term, if any, of this Agreement.

    (a) Such Bonus for each Fiscal Year of the Company shall be 0.1120 per cent of the Company's annual Profit plus 1.7380 per cent of the amount of any increase in the Company's annual profit over the previous Fiscal Year's profit .

    (b) Profit is defined as the consolidated income before income taxes of Company, excluding: (1) gains or losses on sales or exchanges of real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of Company, (2) gains or losses on the discontinuation of any business unit of Company and, (3) the discretionary portion of any contributions made to any profit sharing, service award or similar plans.

    (f) Notwithstanding the foregoing, no Bonus for any Fiscal Year of the Company shall be payable: (i) unless the Company's EPS for the Fiscal Year then ending is equal to or greater than 80% of the Company's EPS for the previous Fiscal Year of the Company and (ii) in no event unless the Company's EPS for any Fiscal Year of the Company is equal to or greater than 80% of the Company's EPS for Fiscal Year ending October 31, 1994.

         For example: for the Company's Fiscal Year ending October 31,1996 there would be no Bonus payable unless: (x) the Company's EPS equals or exceeds 80% of the Company's EPS for the Company's Fiscal Year ending October 31, 1995; and (y) the

Mr. Martinn H. Mandles
November 14, 1994
Page Three

          Company's EPS for the Fiscal Year ending October 31, 1996 equals or exceeds 80% of the Company's EPS for the Fiscal Year of the Company ending October 31, 1994.

PARAGRAPH X.4(b) CONSULTANCY shall be amended in its entirety to read:

    (b) If Executive dies before receiving any or all payments to Executive of such Consulting Fees, all unpaid Consulting Fees shall be paid monthly to Executive's estate commencing with the month after death or with the month in which Executive would have reached Executive's sixty-fifth (65th) birthday.

In all other respects the Agreement, as previously amended, shall remain unchanged.

Please sign all three (3) copies of this letter and return two (2) copies to Harry Kahn, Vice President and General Counsel, at the ABM Legal Department.

Salary and Bonus increases will not be processed until both signed copies are received by Harry Kahn.

Sincerely,




William W. Steele

WWS/dar
Encl.


I agree to the foregoing.




                                       Date:
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